UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 4, 2016

OPHTHOTECH CORPORATION

(Exact Name of Company as Specified in Charter)

Delaware	001-36080	20-8185347
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Penn Plaza, 19th Floor

New York, NY 10119

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code:  (212) 845-8200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2016, the Board of Directors (the “Board”) of Ophthotech Corporation (the “Company”) elected David E. Redlick as a director of the Company. Mr. Redlick was appointed as a Class II director to fill a vacancy on the Board and will serve in accordance with the Amended and Restated Bylaws of the Company until the 2018 annual meeting of stockholders and thereafter until his successor is duly elected and qualified or until his earlier death, resignation or removal. Mr. Redlick was also appointed to serve on the Audit Committee of the Board to fill the vacancy created by the previously reported resignation of Glenn P. Sblendorio from the Audit Committee.

In accordance with the Company’s director compensation policy (the “Policy”), Mr. Redlick will receive (i) annual cash compensation of $45,000 for his service as a director, (ii) additional annual cash compensation of $10,000 as a member of the Audit Committee and (iii) reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and committees thereof. In addition, in accordance with the Policy, Mr. Redlick was granted a stock option to purchase up to 20,000 shares of the Company’s common stock at a per share exercise price of $73.22, which was the closing price of the Company’s common stock on the grant date of January 4, 2016. The options will vest monthly in equal amounts over a three-year period following the date of grant, subject to continued service with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPHTHOTECH CORPORATION

Date: January 6, 2016	By:	/s/ Barbara A. Wood
Barbara A. Wood
Senior Vice President, General Counsel and
Secretary